SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 9, 2013

priceline.com Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐            Soliciting material pursuant to Rule 14a-12  under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4c  under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On August 9, 2013, the Office of Fair Trading ("OFT"), the competition authority in the United Kingdom, announced its intention to accept commitments offered by Booking.com, as well as Expedia and Intercontinental Hotel Group ("IHG"), to close an investigation of Booking.com's and the other parties' online hotel booking sector practices. The OFT is in the process of seeking feedback on the proposed commitments from members of the public, which it will take into account before making its final decision whether to accept the commitments; the public comment period is scheduled to expire on September 13, 2013. If the proposed commitments are accepted by the OFT, the investigation will be closed with no finding of infringement or admission of wrongdoing and no imposition of a fine.

The OFT initiated its investigation in September 2010 and, in July 2012, alleged in a Statement of Objections ("SO") issued to Booking.com that there are agreements or concerted practices between IHG and Booking.com that restrict Booking.com's ability to discount hotel room reservations, which the OFT alleged was a form of resale price maintenance. The OFT made similar allegations regarding the agreements or concerted practices between IHG and Expedia. Booking.com disputed the allegations in the SO.

The proposed commitments, which, if accepted, will bring a close to the investigation, provide, among other things, that hotels will continue to be able to set retail prices for hotels on all on-line travel companies, such as Booking.com. On-line travel companies, such as Booking.com, will have the flexibility to discount a hotel's retail price, but only to members of closed user groups, a concept that is defined in the proposed commitments, who have previously made a booking with the on-line travel company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Peter J. Millones
	Name:	Peter J. Millones
	Title:	Executive Vice President and General Counsel

Date:  August 9, 2013